EXHIBIT 10.3
Execution Copy
CONFIDENTIAL & PERSONAL
January 1, 2009
James G. (“Jim”) Ivey
118 Hickory Ridge Drive
Houston, Texas 77024
Dear Mr. Ivey,
On behalf of Milagro Holdings, LLC and its subsidiaries (“Holdings” or the “Company”), I am pleased to extend you an offer of employment as Sr. Vice President & Chief Financial Officer of Holdings on the terms and conditions as set forth in this offer letter (the “Letter”). You will be principally based at the Company’s offices at 1301 McKinney, Suite 500, Houston, Texas 77010, although you will undertake such travel as maybe necessary or desirable to carry out your duties, the expenses for which you will be paid or reimbursed by the Company in accordance with applicable Company policy. Your base salary will be $235,000 per year (“Base Salary”), payable in accordance with the Company’s standard payroll practices. In addition to your Base Salary, you will also be eligible to participate in the Company’s discretionary bonus program (the “Program”) established and approved by the Board of Directors of the Company (the “Board”). Pursuant to the Program, your target bonus for each year will be 100% of your Base Salary, with the actual amount of the bonus that may be paid to you in respect of each year to be determined by the Board based on the achievement of annual performance objectives as set forth in the Program and determined by the Board and will be payable to you so long as you are actively employed by the Company (i) as of the date the Company makes the determination and (ii) as of the date the Company pays bonuses to senior executives under the Program (or as otherwise provided below) which payment shall be made as soon as administratively feasible but no later than March 15 of the calendar year in which the determination is made. Other than as provided herein, the payment of your bonus, if any, shall be within the full and sole discretion of the Board.
Employment Period
Your employment pursuant to this Letter shall be effective as of the date of this letter (the “Start Date”) and shall terminate on November 30, 2009; provided that this initial employment period shall automatically renew for additional one (1) year periods, unless the Company or you gives written notice to the other of non-renewal of the employment period within the thirty-day period immediately prior to the end of the then-current Employment Period (as defined below). The initial employment period and any additional one (1) year periods shall be referred to herein as the “Employment Period.” Notwithstanding the forgoing, you may also voluntarily terminate your employment with the Company at any time. Each party also agrees to give the other party at least thirty (30) days’ written notice of his or its intention to terminate the employment described in this Letter.
Position
On and following the Start Date, your position will be Sr. Vice President & Chief Financial Officer.
Benefits
Following the Start Date and until such time as you are no longer employed by the Company, you shall be eligible to participate in and receive benefits under the welfare benefit, incentive, savings and retirement plans, practices, policies and programs provided by the Company and applicable generally to other executives of the Company subject to the terms and conditions of the applicable plan documents. You shall be entitled to four (4) weeks (160 hours annually) of paid vacation per year. Unused vacation will not carry over from calendar year to calendar year, unless otherwise specified in writing by the Board.
Severance
In the event of your termination for any reason, within thirty (30) days after the date of termination, you will receive your earned and unpaid Base Salary through the date of termination, your accrued and unused vacation through the date of termination, and reimbursement of all business expenses upon reasonable written documentation and otherwise in accordance with the Company’s applicable policy incurred through the date of termination; provided, however, that in no event will business expenses be paid later than March 15 of the calendar year in which such expenses were incurred.
Notwithstanding the foregoing, if, (A) during the Employment Period, (i) your employment with the Company is involuntarily terminated by the Company without Cause or (ii) you terminate your employment with the Company for Good Reason, you shall be entitled to receive: (a) during the twelve (12) month period commencing on the date of termination, salary continuation payments paid in accordance with the standard payroll practices of the Company at the same rate as your Base Salary; (b) your bonus under the Program, based upon achievement of performance objectives as set forth in the Program, the extent of such achievement to be determined by the Board taking into account the performance through such date of termination and in the Board’s discretion, the expected performance through the remainder of the then-current performance period, multiplied by a fraction, the numerator of which is the number of full weeks in the period beginning on the first day of the then-current annual performance period and ending on your date of termination and the denominator of which is fifty two (the “Pro-Rata Bonus”); and (c) your continued coverage of health, dental and vision benefits during the period commencing on the date of termination and ending on the earlier of eighteen (18) months following such date or the date you become eligible to comparable benefits from a new employer or other entity, which may be provided by the Company paying your COBRA (as defined below) premiums (“Continued Health Benefits”); or (B) following a Change of Control Event (as defined below) that occurs during the Employment Period, (i) your employment with the Company is involuntarily terminated by the Company without Cause or you terminate your employment with the Company for Good Reason within the twenty-four (24) month period of such Change of Control Event or (ii) you terminate your employment with the Company for any reason during the thirty (30) day period commencing on the sixth-month anniversary of such Change of Control Event, you shall be entitled to receive: (a) during the twenty-four (24) month period commencing on the date of termination, salary continuation payments paid in accordance with the standard payroll practices of the Company at the same rate as your Base Salary; (b) the Pro-Rata Bonus; and (c) Continued Health Benefits.
The salary continuation payments, as described above, the Pro-Rata Bonus and Continued Health Benefits are subject to and conditioned upon you (1) executing a valid general mutual release and waiver in a form reasonably acceptable to you and the Company, waiving all claims you may have against the Company, its successors, assigns, affiliates, executives, officers and directors and whereby the Company will waive all claims it may have against you (the “Release”) within the time period specified by the Company but in no event later than sixty (60) days after the date of termination, and the Release becoming effective and (2) continuing to comply at all times with the Covenants (as defined below). Following a termination of employment, you will have no duty to mitigate. No payments hereunder will commence unless and until the Release is signed and effective, but in no event will a payment be required to be made after the year in which it would be due if the Release had been signed at the time of your termination of employment. Except as provided herein, if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, any vested benefits under any plan, policy or program of the Company pursuant to which you participate in accordance with the terms and conditions of such plan, policy or program, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under this Letter.
For purposes of this Letter, “Cause” shall mean (i) any refusal or failure by you to perform your duties and responsibilities in connection with your employment with the Company, after written notice thereof by the Board and a reasonable opportunity to cure (provided such refusal or failure is reasonably susceptible to cure); (ii) any act of fraud, embezzlement, theft or misappropriation by you or your commission of any felony or crime involving moral turpitude; (iii) any gross negligence or willful misconduct on your part in connection with the performance of your duties and responsibilities in connection with your employment with the Company; or (iv) any breach by you of any of the terms contained in this Letter. For this purpose, an act or omission shall not be “willful” if conducted in good faith and with a reasonable belief that such conduct is in the best interests of the Company.
For purposes of this Letter, “Good Reason” shall mean, without your consent, (i) the Company materially breaches its obligations under this Letter, (ii) any material diminution of your duties with the Company, (iii) a reduction in your Base Salary, bonus or other compensation or benefits as set forth in this Letter; or (iv) a relocation of the Company’s offices more than fifty (50) miles from the Company’s current offices in Houston, Texas as set forth in the opening paragraph of this Letter.

For purposes of this Letter, “Change of Control Event” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company taken as a whole, to any “person” (including any “group”) as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (a “Person”); (2) any Person, other than a current holder of Class A Units (as such term is defined in the Amended and Restated Limited Liability Company Operating Agreement of Holdings, dated as of November 30, 2007) of the Company (a “Class A Member”), becomes the ultimate beneficial owner, directly or indirectly, of 50% or more of the voting power of the ownership interests of the Company; or (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding ownership interests of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the ownership interests of the Company outstanding immediately prior to such transaction which are converted into or exchanged for ownership interests of the surviving or transferee Person constitute a majority of the outstanding ownership interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no Person, other than a current Class A Member, becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of all classes of ownership interests of the Company.
Confirmation
This offer will become valid and effective only upon: (1) your acceptance of this signed offer and its return to the Company’s attention within three (3) days after the date of this Letter; and (2) your compliance with the other conditions contained in this Letter.
Confidentiality
The Company shall, during the time that you employed by the Company, (a) disclose or entrust to you, or provide you access to, or place you in a position to create or develop Confidential information belonging to the Company or its affiliates, (b) place you in a position to develop business goodwill belonging to the Company or its affiliates or (c) disclose or entrust to you business opportunities to be developed for the Company or its affiliates. During the Employment Period and thereafter, you agree not to disclose, communicate or divulge to, or use for the direct or indirect benefit of any person (including yourself), firm, association or other entity (other than the Company or its affiliates) any Confidential Information (as defined below), except to the extent disclosure is necessary for the discharge of your duties hereunder or is required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information and provided that you promptly notify the Company of any such requirement. “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, strategic plans or reports or other document (in whatever form), methods of distribution, customer lists or customers’ or trade secrets.
Non-Competition
The Company and you agree to this non-competition provision and the non-solicitation provision below (i) as part of the consideration for the compensation and benefits to be paid to you hereunder, (ii) to protect (x) the Confidential Information of the Company or its affiliates disclosed or entrusted to you by the Company or its affiliates or created or developed by you for the Company or its affiliates, (y) the business goodwill of the Company or its affiliates developed through your efforts and/or (z) the business opportunities disclosed or entrusted to you by the Company or its affiliates and (iii) as an additional incentive for the Company to enter into this Agreement. During your employment with the Company and for the one-year period following either (i) the termination of your employment with the Company for Cause or (ii) your voluntary termination of your employment with the Company (other than for Good Reason), you shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any Entity (as defined below), or in any other capacity assist any Entity, that is actively engaged in the Business (as defined below) within the Restricted Territory (as defined below). The term “Entity” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision. The term “Business” shall mean the oil and gas exploration and production business. The term “Restricted Territory” shall mean the area within (i) a one mile radius of each (a) prospect on which the Company and its subsidiaries are actively pursuing leasing and (b) lease of the Company or its subsidiaries, and (ii) a field (as defined by the applicable regulatory body of the applicable state) on which the Company or its subsidiary owns a lease or within which the Company or its subsidiary is actively pursuing leasing, in the case of each of clause (i) and (ii), as of the date of termination of employment.
Non-Solicitation
During your employment with the Company and for the two-year period following the date of termination of your employment with the Company for whatever reason (other than in connection with a Change of Control Event), you agree not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce (i) any such employee to leave the employ of the Company or its affiliates or otherwise modify in an adverse manner such employee’s relationship with the Company or hire or engage on behalf of himself or any other Entity any employee of the Company or anyone who was employed by the Company during the twelve-month period preceding such hiring or engagement or (ii) any Entity who is then a customer, supplier or vendor of the Company or its affiliates to cease being a customer, supplier or vendor of the Company or any of its affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates. A general public advertisement for employment by or at your request shall not, by itself be a violation of this “Non-Solicitation” Provision.

Non-Disparagement
During your employment with the Company and thereafter, you agree not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives. The Company further agrees not to defame or disparage you and agrees to cooperate with you in refuting any defamatory or disparaging remarks by any third party made with respect to your employment with the Company.
Injunctive Relief
It is impossible to measure in money the damages that will accrue to the Company or its affiliates in the event that you breach any of the “Confidentiality,” “Non-Competition,” “Non-Solicitation” and “Non-Disparagement” Provisions above (collectively, the “Covenants”). In the event that you beach any such Covenants, the Company shall be entitled to an injunction restraining you from violating such Covenants (without posting any bond). If the Company shall institute any action or proceeding to enforce any such Covenants, you hereby waive the claim or defense that the Company has an adequate remedy at law and agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing provisions are in addition to any other rights at law or equitable relief and shall not act as a waiver by the Company of its right to pursue any and all additional remedies against you or prejudice the Company’s right to require you to account for and pay over to the Company and you hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of the Covenants. In the event any restrictions set forth above are deemed overly broad by any court of competent jurisdiction and therefore unenforceable, the provisions shall be revised to the extent necessary to make such provisions enforceable.
Tax Matters
All payments provided herein shall be less applicable withholdings including, but not limited to, as required under any federal, state and local, domestic and foreign, tax laws. This Letter and the payments and benefits provided herein are intended to comply with Section 409A of the Code and shall be construed and operated accordingly. The Company and you will cooperate in good faith for the operation and the adoption of any amendments to this Letter, including but not limited to applying the defined terms from Section 409A of the Code (such as separation from service) to the extent applicable in order to avoid the application of penalty taxes under Section 409A of the Code.
Amendments
This Letter may be amended only by a writing signed by the Company and you that specifically refers to this Letter.

Entire Agreement
This Letter shall constitute the entire agreement among the parties hereto with respect to your employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.
Applicable Law
This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
Construction
This Letter is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
Severability
If any provision of this Letter shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Letter shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
Counterparts
This Letter may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. A facsimile of a signature shall be deemed to be and have the effect of an original signature.
* * * * *
Once you have had an opportunity to consider this offer, please indicate your agreement with the terms and conditions of employment contained herein by signing in the space indicated below. Please keep a copy of this Letter and return the original to my attention.
(SIGNATURE PAGE FOLLOWS)

Very truly yours,

/s/ Robert L. Cavnar
Robert L. Cavnar

For and on behalf of
Holdings
*************************************************************
I accept the offer made in this Letter and agree to the terms and conditions upon which it is based.

/s/ James G. Ivey
James G. ("Jim") Ivey